INTERLEUKIN GENETICS, INC. AND STANFORD UNIVERSITY REPORT GENETIC TEST IMPROVES WEIGHT LOSS SUCCESS WITH DIETS

Clinical Data Presented Today at the American Heart Association Meeting by Stanford Researchers Show Statistically Significant Improvements in Weight Loss and Metabolic Parameters when Diets are Compatible with an Individual’s Genotype

Waltham, MA – March 3, 2010 – Interleukin Genetics, Inc. (NYSE Amex: ILI) announced presentation of findings from a retrospective clinical study on weight management conducted in collaboration with Stanford University.  The study results and conclusions were presented today by investigators from Stanford Prevention Research Center at Stanford University School of Medicine during an oral presentation titled “Genotype Patterns Predict Weight Loss Success: The Right Diet Does Matter,” at the American Heart Association’s Joint 50th Cardiovascular Disease Epidemiology and Prevention – and – Nutrition, Physical Activity and Metabolism conference, being held March 2-5 in San Francisco, CA.

In 2008, Interleukin Genetics and Stanford University began a research collaboration to determine whether individuals who were assigned diets that were appropriate for their genotype could lose more weight than those who followed a diet inappropriate for their genotype, as determined by the Interleukin Genetics proprietary Weight Management Genetic Test.  The findings showed statistically significant greater weight loss, metabolic benefit and other improvements when compared to individuals on diets not matched to their genotype.

Key Stanford findings from the study include:

•	Individuals on genotype-appropriate diets lost 5.3 percent of body weight compared to individuals on diets not matched to their genotype, who experienced only 2.3 percent weight loss (p=0.005);

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The weight loss differences were even stronger when considering the individuals who were trying to follow the lowest carbohydrate (Atkins) and the lowest fat (Ornish) diets: 6.8% weight loss for those whose genotype matched the diet they were following vs. 1.4% for those not matched to their genotype (p=0.03);

•	The statistical significance of the findings increased when taking into account the actual diet habits reported by study participants (rather than just the specific diet they were asked to follow);

•	Improvements in clinical measures related to weight loss (e.g., blood triglyceride levels) paralleled the weight loss differences.

 “The differentiation in weight loss observed for individuals who followed a diet matched to their genotype versus one that was not matched to their genotype is highly significant in numerous categories and represents an approach to weight loss that has not been previously reported in the literature,” said Christopher Gardner, Ph.D., Director of Nutrition Studies at the Stanford Prevention Research Center and an Associate Professor of Medicine at Stanford University. “The potential of using genetic information to achieve this magnitude of weight loss without pharmaceutical intervention would be important in helping to solve the pervasive problem of excessive weight in our society. We are eager to follow-up on this study and to determine the magnitude of health benefits that may result from following a diet that is matched to one’s genotype.”

“We’re pleased our research has been selected for presentation at this important scientific meeting,” said Interleukin Genetics Chief Scientific Officer Kenneth Kornman. “Results from this study are compelling and indicate strong potential for broad utility of a genetic test to guide diet and lifestyle choices.”

About the Study

Subjects for the study were chosen from Stanford University’s previously reported A TO Z weight loss study (Gardner et al. 2007 J. American Medical Association), which compared effectiveness of four weight loss diets ranging from very low carbohydrate, to low carbohydrate/high protein, to low fat and to very low fat in overweight/obese pre-menopausal women over a one-year period.

Participants from the A TO Z trial were invited by e-mail and postal mail to provide DNA samples by cheek swab. Genotyping was performed on the DNA samples obtained from 141 female participants. Participants were categorized into three dietary assignment groups including: a) low fat, b) low carbohydrate, or c) balanced in macronutrients by means of predefined genetic patterns from the Inherent Health Weight Management Genetic Test. The primary endpoint analysis compared weight loss for women who were on a diet that was consistent with their genotype category to those individuals on diets not suitable for their genetic pattern. Interleukin Genetics, Inc. reported initial analysis of data from this A TO Z study in September.

About Interleukin Genetics

Interleukin Genetics, Inc. (NYSE Amex: ILI) develops and markets genetic tests that empower consumers to prevent chronic diseases of aging and that assist pharmaceutical companies in the development and marketing of targeted therapeutics. The Company leverages its research, intellectual property and biomarker development experience to facilitate the emerging personalized health market. Interleukin Genetics is headquartered in Waltham, MA.  The Weight Management Test is a proprietary genetic test panel developed by Interleukin Genetics that analyzes single nucleotide variations among several functional genes to create macronutrient percentage diet and exercise recommendations for the individual. The test is marketed under the Inherent Health brand (www.inherenthealth.com) and is analyzed in Interleukin Genetics’ CLIA-certified laboratory. For more information please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements including statements regarding the potential utility of the Company’s Weight Management Genetic Test.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of the Company’s products, the risk of technology and product obsolescence, delays in product development, the performance of commercial partners, the availability of adequate capital, the actions of competitors and other competitive risks, and those risks and uncertainties described in the Company’s  annual report on Form 10-K for the year ended December 31, 2008, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.

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Contacts:

Media:
Erin Walsh
Interleukin Genetics
617-281-8184
ewalsh@ilgenetics.com